UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 18, 2008

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

580 Westlake Park Blvd., Suite 525
Houston, Texas 77079
(Address of Principal Executive Offices)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2008, BPZ Resources, Inc. d/b/a BPZ Energy (AMEX:BZP), through its subsidiaries BPZ Exploración & Producción S.R.L. and BPZ Marine Peru S.R.L. as borrowers, entered into a $15.0 million senior revolving debt facility (the “Agreement”) with International Finance Corporation (“IFC”).  IFC currently owns approximately 10% of the Company’s outstanding common equity.

The Agreement represents the first tranche of the proposed overall debt package with the IFC, which is expected to be a total of $215 million once the second tranches has been finalized.  Funding is subject to satisfying certain conditions precedent but is expected within 30 days. The Company will draw down on this facility only when necessary, and is for a term ending in December 2012 at an approximate rate of LIBOR plus 2.75%, currently equivalent to 5.85% based on the current six month LIBOR rate of 3.1%.  The maximum amount available under this facility will begin at $15.0 million and will be reduced by $2.5 million beginning on December 16, 2010 and every six months thereafter during the term of the Agreement.  The facility is subject to a semi-annual borrowing base determination based on the value of oil reserves.  The second tranche of the senior debt in the amount of $200 million is currently being negotiated with a large international bank and is expected to close in fourth quarter 2008.  It is expected to be governed by generally the same default provisions described below.

The Agreement provides for events of default customary for agreements of this type, including, among other things, payment breaches under any of the finance documents for the first and second tranche of the senior debt; failure to comply with obligations; representation and warranty breaches; expropriation of the assets, business or operations of any borrower; insolvencies of any borrower; certain attachments against the assets of any borrower; failure to maintain certain authorizations with respect to any financing documents with the IFC, the development and operation of the Corvina Field in Block Z-1, any additional petroleum assets under license contracts with Perupetro or certain other key agreements; revocation of any financing or security documents with the IFC or certain key agreements; defaults on certain liabilities; certain judgments against the borrower or any subsidiary; abandonment or extended business interruption of the Corvina Field or certain other petroleum assets; engagement in certain sanctionable practices; or restrictions are enacted in Peru that could inhibit any payment a borrower is required to make under the financing documents with the IFC.

If an event of default occurs, IFC and any additional facility agent may (i) terminate all or part of the relevant facility; (ii) declare all or part of the principal amount of the loan, together with accrued interest, immediately due and payable;  (iii) declare all or part of the principal amount of the loan, together with accrued interest, payable on demand; or (iv) declare any and all of the security documents under the facility enforceable and exercise its rights under such documents. In addition, if any borrower is liquidated or declared bankrupt, all loans and interest accrued on it or any other amounts due, will become immediately due and payable without notice.

This initial $15 million tranche will be used to continue drilling activities in northwest Peru as well as to make the initial payment to General Electric to purchase three new LM6000 turbines for the Company’s proposed gas-to-power project.  The Company expects to close the turbines procurement contract next month and aims for delivery of the turbines by fourth quarter 2009 in order to have the power plant operational in first half of 2010.

In addition to the $215 million senior debt previously described, the Company is also negotiating with IFC an additional facility in the amount of $120 million which will be dedicated to the gas-to-power project and is expected to close by year end 2008.  This additional facility will be structured as traditional project financing and is expected to be for a term of eight years and at a similar interest rate as the senior debt.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 18, 2008, the Company issued a press release announcing the closing of the $15.0 million senior revolving debt facility with IFC described in Item 1.01 above.  A copy of the press release, dated August 18, 2008, is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated August 18, 2008, and furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: August 20, 2008	By:	/s/Edward G. Caminos
	Name:	Edward G. Caminos
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated August 18, 2008, and furnished with this report.